UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Rule 13d-102)

(Amendment No. 15)*

CREDICORP LTD.

(Name of Issuer)

Common Shares, par value $5.00 per share

(Title of Class of Securities)

G2519Y108

(CUSIP Number)

N/A

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 ( “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

CUSIP No. G2519Y108	SCHEDULE 13G	Page 2 of 84 Pages

(1)	NAMES OF REPORTING PERSONS Arnueld Limited
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
(3)	SEC USE ONLY
(4)	CITIZENSHIP OR PLACE OF ORGANIZATION Nevis

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5)	SOLE VOTING POWER 15,641
	(6)	SHARED VOTING POWER 0
	(7)	SOLE DISPOSITIVE POWER 15,641
	(8)	SHARED DISPOSITIVE POWER 0

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,641
(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.017%
(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

CUSIP No. G2519Y108	SCHEDULE 13G	Page 3 of 84 Pages

(1)	NAMES OF REPORTING PERSONS Ursula Martina Bernard Valderrama
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
(3)	SEC USE ONLY
(4)	CITIZENSHIP OR PLACE OF ORGANIZATION Perú

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5)	SOLE VOTING POWER 0
	(6)	SHARED VOTING POWER 11,122
	(7)	SOLE DISPOSITIVE POWER 0
	(8)	SHARED DISPOSITIVE POWER 11,122

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,122
(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.012%
(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. G2519Y108	SCHEDULE 13G	Page 4 of 84 Pages

(1)	NAMES OF REPORTING PERSONS Birmingham Merchant S.A.*
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
(3)	SEC USE ONLY
(4)	CITIZENSHIP OR PLACE OF ORGANIZATION Panamá

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5)	SOLE VOTING POWER 76,039
	(6)	SHARED VOTING POWER 0
	(7)	SOLE DISPOSITIVE POWER 76,039
	(8)	SHARED DISPOSITIVE POWER 0

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 76,039
(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.081%
(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

* Birmingham Merchant S.A. is owned and controlled by various members of the Romero family, which includes Dionisio Romero Paoletti, Calixto Romero Guzmán, José Antonio Onrubia Holder and Luis Romero Belismelis.

CUSIP No. G2519Y108	SCHEDULE 13G	Page 5 of 84 Pages

(1)	NAMES OF REPORTING PERSONS Ana Sylvia Romero Guzmán
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
(3)	SEC USE ONLY
(4)	CITIZENSHIP OR PLACE OF ORGANIZATION Perú

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5)	SOLE VOTING POWER
	(6)	SHARED VOTING POWER 2,758
	(7)	SOLE DISPOSITIVE POWER
	(8)	SHARED DISPOSITIVE POWER 2,758

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,758
(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.003%
(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. G2519Y108	SCHEDULE 13G	Page 6 of 84 Pages

(1)	NAMES OF REPORTING PERSONS Fideicomiso Solmar*
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
(3)	SEC USE ONLY
(4)	CITIZENSHIP OR PLACE OF ORGANIZATION Perú

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5)	SOLE VOTING POWER 178,413
	(6)	SHARED VOTING POWER 0
	(7)	SOLE DISPOSITIVE POWER 178,413
	(8)	SHARED DISPOSITIVE POWER 0

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 178,413
(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.189%
(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

* Fideicomiso Solmar is one of several trusts formed for the benefit of certain individuals who are members of the Romero Group.

CUSIP No. G2519Y108	SCHEDULE 13G	Page 7 of 84 Pages

(1)	NAMES OF REPORTING PERSONS Grupo Rosta Internacional
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
(3)	SEC USE ONLY
(4)	CITIZENSHIP OR PLACE OF ORGANIZATION Panamá

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5)	SOLE VOTING POWER 4,314
	(6)	SHARED VOTING POWER 0
	(7)	SOLE DISPOSITIVE POWER 4,314
	(8)	SHARED DISPOSITIVE POWER 0

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,314
(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.005%
(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

CUSIP No. G2519Y108	SCHEDULE 13G	Page 8 of 84 Pages

(1)	NAMES OF REPORTING PERSONS Ana Silvia Guzman Portilla de Romero
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
(3)	SEC USE ONLY
(4)	CITIZENSHIP OR PLACE OF ORGANIZATION Perú

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5)	SOLE VOTING POWER 600
	(6)	SHARED VOTING POWER 2,758
	(7)	SOLE DISPOSITIVE POWER 600
	(8)	SHARED DISPOSITIVE POWER 2,758

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,358
(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.004%
(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. G2519Y108	SCHEDULE 13G	Page 9 of 84 Pages

(1)	NAMES OF REPORTING PERSONS Rosalina María Helguero Romero
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
(3)	SEC USE ONLY
(4)	CITIZENSHIP OR PLACE OF ORGANIZATION Perú

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5)	SOLE VOTING POWER 11,360
	(6)	SHARED VOTING POWER 0
	(7)	SOLE DISPOSITIVE POWER 11,360
	(8)	SHARED DISPOSITIVE POWER 0

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,360
(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.012%
(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. G2519Y108	SCHEDULE 13G	Page 10 of 84 Pages

(1)	NAMES OF REPORTING PERSONS High Inter Projects, Corp*
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
(3)	SEC USE ONLY
(4)	CITIZENSHIP OR PLACE OF ORGANIZATION Panamá

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5)	SOLE VOTING POWER 2,867,829
	(6)	SHARED VOTING POWER 0
	(7)	SOLE DISPOSITIVE POWER 2,867,829
	(8)	SHARED DISPOSITIVE POWER 0

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,867,829
(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.039%
(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

* High Inter Projects, Corp. is owned and controlled by various members of the Romero family, which includes Dionisio Romero Paoletti, Calixto Romero Guzmán, José Antonio Onrubia Holder and Luis Romero Belismelis.

CUSIP No. G2519Y108	SCHEDULE 13G	Page 11 of 84 Pages

(1)	NAMES OF REPORTING PERSONS Teresa Holder de Onrubia
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
(3)	SEC USE ONLY
(4)	CITIZENSHIP OR PLACE OF ORGANIZATION Perú

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5)	SOLE VOTING POWER 297,571
	(6)	SHARED VOTING POWER 0
	(7)	SOLE DISPOSITIVE POWER 297,571
	(8)	SHARED DISPOSITIVE POWER 0

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 297,571
(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.315%
(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. G2519Y108	SCHEDULE 13G	Page 12 of 84 Pages

(1)	NAMES OF REPORTING PERSONS Inversiones Casa Real
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
(3)	SEC USE ONLY
(4)	CITIZENSHIP OR PLACE OF ORGANIZATION Panamá

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5)	SOLE VOTING POWER 3,000
	(6)	SHARED VOTING POWER 0
	(7)	SOLE DISPOSITIVE POWER 3,000
	(8)	SHARED DISPOSITIVE POWER 0

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,000
(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.003%
(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

CUSIP No. G2519Y108	SCHEDULE 13G	Page 13 of 84 Pages

(1)	NAMES OF REPORTING PERSONS Inversiones Piuranas S.A.*
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
(3)	SEC USE ONLY
(4)	CITIZENSHIP OR PLACE OF ORGANIZATION Perú

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5)	SOLE VOTING POWER 158,000
	(6)	SHARED VOTING POWER 0
	(7)	SOLE DISPOSITIVE POWER 158,000
	(8)	SHARED DISPOSITIVE POWER 0

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 158,000
(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.167%
(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

*Inversiones Piuranas S.A. is owned and controlled by various members of the Romero family, which includes Dionisio Romero Paoletti, Calixto Romero Guzmán, José Antonio Onrubia Holder and Luis Romero Belismelis.

CUSIP No. G2519Y108	SCHEDULE 13G	Page 14 of 84 Pages

(1)	NAMES OF REPORTING PERSONS La Roncadora S.A.*
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
(3)	SEC USE ONLY
(4)	CITIZENSHIP OR PLACE OF ORGANIZATION Panamá

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5)	SOLE VOTING POWER 40,090
	(6)	SHARED VOTING POWER 0
	(7)	SOLE DISPOSITIVE POWER 40,090
	(8)	SHARED DISPOSITIVE POWER 0

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 40,090
(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.042%
(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

*La Roncadora S.A. is controlled by various members of the Onrubia Holder family, which includes José Antonio Onrubia Holder, Eduardo Onrubia Holder, Luis Fernando Martin Onrubia Holder, and María Inmaculada Onrubia Holder.

CUSIP No. G2519Y108	SCHEDULE 13G	Page 15 of 84 Pages

(1)	NAMES OF REPORTING PERSONS Eduardo Victoriano Onrubia Holder
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
(3)	SEC USE ONLY
(4)	CITIZENSHIP OR PLACE OF ORGANIZATION Perú

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5)	SOLE VOTING POWER 100,000
	(6)	SHARED VOTING POWER 40,090
	(7)	SOLE DISPOSITIVE POWER 100,000
	(8)	SHARED DISPOSITIVE POWER 40,090

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 140,090
(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.148%
(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. G2519Y108	SCHEDULE 13G	Page 16 of 84 Pages

(1)	NAMES OF REPORTING PERSONS José Antonio Onrubia Holder
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
(3)	SEC USE ONLY
(4)	CITIZENSHIP OR PLACE OF ORGANIZATION Perú

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5)	SOLE VOTING POWER 207,978
	(6)	SHARED VOTING POWER 8,689,234
	(7)	SOLE DISPOSITIVE POWER 207,978
	(8)	SHARED DISPOSITIVE POWER 8,689,234

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,897,212
(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.425%
(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. G2519Y108	SCHEDULE 13G	Page 17 of 84 Pages

(1)	NAMES OF REPORTING PERSONS Luis Fernando Martin Onrubia Holder
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
(3)	SEC USE ONLY
(4)	CITIZENSHIP OR PLACE OF ORGANIZATION Perú

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5)	SOLE VOTING POWER 192,013
	(6)	SHARED VOTING POWER 40,090
	(7)	SOLE DISPOSITIVE POWER 192,013
	(8)	SHARED DISPOSITIVE POWER 40,090

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 232,103
(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.245%
(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. G2519Y108	SCHEDULE 13G	Page 18 of 84 Pages

(1)	NAMES OF REPORTING PERSONS María Inmaculada Onrubia Holder
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
(3)	SEC USE ONLY
(4)	CITIZENSHIP OR PLACE OF ORGANIZATION Perú

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5)	SOLE VOTING POWER 667
	(6)	SHARED VOTING POWER 218,503
	(7)	SOLE DISPOSITIVE POWER 667
	(8)	SHARED DISPOSITIVE POWER 218,503

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 219,170
(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.233%
(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. G2519Y108	SCHEDULE 13G	Page 19 of 84 Pages

(1)	NAMES OF REPORTING PERSONS Patrimonio Fideicometido Angolo*
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
(3)	SEC USE ONLY
(4)	CITIZENSHIP OR PLACE OF ORGANIZATION Perú

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5)	SOLE VOTING POWER 24,663
	(6)	SHARED VOTING POWER 0
	(7)	SOLE DISPOSITIVE POWER 24,663
	(8)	SHARED DISPOSITIVE POWER 0

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 24,663
(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.026%
(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

* Patrimonio Fideicometido Angolo is one of several trusts formed for the benefit of certain individuals who are members of the Romero Group.

CUSIP No. G2519Y108	SCHEDULE 13G	Page 20 of 84 Pages

(1)	NAMES OF REPORTING PERSONS Reverades Holding Inc.*
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
(3)	SEC USE ONLY
(4)	CITIZENSHIP OR PLACE OF ORGANIZATION Seychelles

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5)	SOLE VOTING POWER 838,712
	(6)	SHARED VOTING POWER 0
	(7)	SOLE DISPOSITIVE POWER 838,712
	(8)	SHARED DISPOSITIVE POWER 0

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 838,712
(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.889%
(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

*Reverades Holding Inc. is controlled by Dionisio Romero Seminario.

CUSIP No. G2519Y108	SCHEDULE 13G	Page 21 of 84 Pages

(1)	NAMES OF REPORTING PERSONS Rittenhouse Capital Ltd.*
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
(3)	SEC USE ONLY
(4)	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5)	SOLE VOTING POWER 5,469,470
	(6)	SHARED VOTING POWER 0
	(7)	SOLE DISPOSITIVE POWER 5,469,470
	(8)	SHARED DISPOSITIVE POWER 0

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,469,470
(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.795%
(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

*Rittenhouse Capital Ltd.. is owned and controlled by various members of the Romero family, which includes Dionisio Romero Paoletti, Calixto Romero Guzmán, José Antonio Onrubia Holder and Luis Romero Belismelis.

CUSIP No. G2519Y108	SCHEDULE 13G	Page 22 of 84 Pages

(1)	NAMES OF REPORTING PERSONS Alfredo Romero Belismelis
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
(3)	SEC USE ONLY
(4)	CITIZENSHIP OR PLACE OF ORGANIZATION Perú

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5)	SOLE VOTING POWER 0
	(6)	SHARED VOTING POWER 700,387
	(7)	SOLE DISPOSITIVE POWER 0
	(8)	SHARED DISPOSITIVE POWER 700,387

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 700,387
(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.742%
(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. G2519Y108	SCHEDULE 13G	Page 23 of 84 Pages

(1)	NAMES OF REPORTING PERSONS Fernando Romero Belismelis
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
(3)	SEC USE ONLY
(4)	CITIZENSHIP OR PLACE OF ORGANIZATION Perú

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5)	SOLE VOTING POWER 0
	(6)	SHARED VOTING POWER 707,195
	(7)	SOLE DISPOSITIVE POWER 0
	(8)	SHARED DISPOSITIVE POWER 707,195

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 707,195
(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.749%
(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. G2519Y108	SCHEDULE 13G	Page 24 of 84 Pages

(1)	NAMES OF REPORTING PERSONS José Roberto Romero Belismelis
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
(3)	SEC USE ONLY
(4)	CITIZENSHIP OR PLACE OF ORGANIZATION Perú

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5)	SOLE VOTING POWER 0
	(6)	SHARED VOTING POWER 15,214
	(7)	SOLE DISPOSITIVE POWER 0
	(8)	SHARED DISPOSITIVE POWER 15,214

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,214
(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.016%
(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. G2519Y108	SCHEDULE 13G	Page 25 of 84 Pages

(1)	NAMES OF REPORTING PERSONS Luis Romero Belismelis
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
(3)	SEC USE ONLY
(4)	CITIZENSHIP OR PLACE OF ORGANIZATION Perú

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5)	SOLE VOTING POWER 0
	(6)	SHARED VOTING POWER 9,369,880
	(7)	SOLE DISPOSITIVE POWER 0
	(8)	SHARED DISPOSITIVE POWER 9,369,880

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,369,880
(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.928%
(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. G2519Y108	SCHEDULE 13G	Page 26 of 84 Pages

(1)	NAMES OF REPORTING PERSONS Manuel Antonio Romero Belismelis
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
(3)	SEC USE ONLY
(4)	CITIZENSHIP OR PLACE OF ORGANIZATION Perú

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5)	SOLE VOTING POWER 30,861
	(6)	SHARED VOTING POWER 726,928
	(7)	SOLE DISPOSITIVE POWER 30,861
	(8)	SHARED DISPOSITIVE POWER 726,928

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 757,789
(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.803%
(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. G2519Y108	SCHEDULE 13G	Page 27 of 84 Pages

(1)	NAMES OF REPORTING PERSONS Calixto Romero Guzmán
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
(3)	SEC USE ONLY
(4)	CITIZENSHIP OR PLACE OF ORGANIZATION Perú

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5)	SOLE VOTING POWER 0
	(6)	SHARED VOTING POWER 8,649,144
	(7)	SOLE DISPOSITIVE POWER 0
	(8)	SHARED DISPOSITIVE POWER 8,649,144

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,649,144
(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.165%
(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. G2519Y108	SCHEDULE 13G	Page 28 of 84 Pages

(1)	NAMES OF REPORTING PERSONS Ana María Romero Paoletti de Sacchi
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
(3)	SEC USE ONLY
(4)	CITIZENSHIP OR PLACE OF ORGANIZATION Perú

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5)	SOLE VOTING POWER 0
	(6)	SHARED VOTING POWER 6,150
	(7)	SOLE DISPOSITIVE POWER 0
	(8)	SHARED DISPOSITIVE POWER 6,150

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,150
(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.007%
(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. G2519Y108	SCHEDULE 13G	Page 29 of 84 Pages

(1)	NAMES OF REPORTING PERSONS Dionisio Romero Paoletti
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
(3)	SEC USE ONLY
(4)	CITIZENSHIP OR PLACE OF ORGANIZATION Perú

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5)	SOLE VOTING POWER 126,020
	(6)	SHARED VOTING POWER 8,649,144
	(7)	SOLE DISPOSITIVE POWER 126,020
	(8)	SHARED DISPOSITIVE POWER 8,649,144

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,775,164
(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.431%
(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. G2519Y108	SCHEDULE 13G	Page 30 of 84 Pages

(1)	NAMES OF REPORTING PERSONS Marianella Romero Guzmán
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
(3)	SEC USE ONLY
(4)	CITIZENSHIP OR PLACE OF ORGANIZATION Perú

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5)	SOLE VOTING POWER 0
	(6)	SHARED VOTING POWER 2,758
	(7)	SOLE DISPOSITIVE POWER 0
	(8)	SHARED DISPOSITIVE POWER 2,758

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,758
(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.003%
(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

CUSIP No. G2519Y108	SCHEDULE 13G	Page 31 of 84 Pages

(1)	NAMES OF REPORTING PERSONS Dionisio Romero Seminario
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
(3)	SEC USE ONLY
(4)	CITIZENSHIP OR PLACE OF ORGANIZATION Perú

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5)	SOLE VOTING POWER 0
	(6)	SHARED VOTING POWER 1,714,359
	(7)	SOLE DISPOSITIVE POWER 0
	(8)	SHARED DISPOSITIVE POWER 1,714,359

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,714,359
(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.817%
(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. G2519Y108	SCHEDULE 13G	Page 32 of 84 Pages

(1)	NAMES OF REPORTING PERSONS Rubyfield Investments Ltd.*
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
(3)	SEC USE ONLY
(4)	CITIZENSHIP OR PLACE OF ORGANIZATION Seychelles

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5)	SOLE VOTING POWER 875,647
	(6)	SHARED VOTING POWER 0
	(7)	SOLE DISPOSITIVE POWER 875,647
	(8)	SHARED DISPOSITIVE POWER 0

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 875,647
(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.928%
(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

*Rubyfield Investments Ltd. is controlled by Dionisio Romero Seminario.

CUSIP No. G2519Y108	SCHEDULE 13G	Page 33 of 84 Pages

(1)	NAMES OF REPORTING PERSONS Paolo Mario Sacchi Giurato
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
(3)	SEC USE ONLY
(4)	CITIZENSHIP OR PLACE OF ORGANIZATION Perú

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5)	SOLE VOTING POWER 0
	(6)	SHARED VOTING POWER 6,150
	(7)	SOLE DISPOSITIVE POWER 0
	(8)	SHARED DISPOSITIVE POWER 6,150

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,150
(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.007%
(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. G2519Y108	SCHEDULE 13G	Page 34 of 84 Pages

(1)	NAMES OF REPORTING PERSONS Maray S.A.*
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
(3)	SEC USE ONLY
(4)	CITIZENSHIP OR PLACE OF ORGANIZATION Perú

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5)	SOLE VOTING POWER 693,073
	(6)	SHARED VOTING POWER 0
	(7)	SOLE DISPOSITIVE POWER 693,073
	(8)	SHARED DISPOSITIVE POWER 0

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 693,073
(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.734%
(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

* Maray S.A. is owned and controlled by various members of the Romero Belismelis family, which includes Alfredo Romero Belismelis, Fernando Romero Belismelis, José Roberto Romero Belismelis, Luis Romero Belismelis, and Manuel Antonio Romero Belismelis.

CUSIP No. G2519Y108	SCHEDULE 13G	Page 35 of 84 Pages

(1)	NAMES OF REPORTING PERSONS Urigeler International S.A.*
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
(3)	SEC USE ONLY
(4)	CITIZENSHIP OR PLACE OF ORGANIZATION Panamá

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5)	SOLE VOTING POWER 77,806
	(6)	SHARED VOTING POWER 0
	(7)	SOLE DISPOSITIVE POWER 77,806
	(8)	SHARED DISPOSITIVE POWER 0

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 77,806
(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.082%
(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

* Urigeler International S.A. is owned and controlled by various members of the Romero family, which includes Dionisio Romero Paoletti, Calixto Romero Guzmán, José Antonio Onrubia Holder and Luis Romero Belismelis.

CUSIP No. G2519Y108	SCHEDULE 13G	Page 36 of 84 Pages

Statement for Schedule 13G

Item 1 (a). Name of issuer:

Credicorp Ltd.

Item (b). Address of issuer’s principal executive offices:

Credicorp Ltd

c/o Banco de Crédito del Perú

Centenario N° 156

Las Laderas de Melgarejo

La Molina

Lima 12 Perú

Item 2(a). Name of person filing:

See Exhibit B attached hereto.

Item 2(b). Address or principal business office or, if none, residence:

Centenario N° 156

Las Laderas de Melgarejo

La Molina

Lima 12 Perú

Item 2(c). Citizenship:

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CUSIP No. G2519Y108	SCHEDULE 13G	Page 37 of 84 Pages

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Item 2(d). Title of class of securities:

Common Shares, par value $5.00 per share

Item 2(e). CUSIP No.:

G2519Y108

Item 3.	If this statement is filed pursuant to §§ 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.  Ownership.

(a) Amount beneficially owned:

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CUSIP No. G2519Y108	SCHEDULE 13G	Page 38 of 84 Pages

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(b) Percent of class:

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CUSIP No. G2519Y108	SCHEDULE 13G	Page 39 of 84 Pages

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(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote

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CUSIP No. G2519Y108	SCHEDULE 13G	Page 40 of 84 Pages

See Item 5 on Page 30

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(ii) Shared power to vote or to direct the vote

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CUSIP No. G2519Y108	SCHEDULE 13G	Page 41 of 84 Pages

(iii) Sole power to dispose or to direct the disposition of

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(iv) Shared power to dispose or to direct the disposition of

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CUSIP No. G2519Y108	SCHEDULE 13G	Page 42 of 84 Pages

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Item 5.	Ownership of 5 Percent or Less of a Class.

Not applicable.

Item 6.	Ownership of More than 5 Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

See Exhibit C attached hereto.

CUSIP No. G2519Y108	SCHEDULE 13G	Page 43 of 84 Pages

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certifications.

Not applicable.

CUSIP No. G2519Y108	SCHEDULE 13G	Page 44 of 84 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 11, 2020
(Date)

/s/ Dionisio Romero Paoletti
(Signature)

Name:	Dionisio Romero Paoletti
Title:	Authorized Signatory

CUSIP No. G2519Y108	SCHEDULE 13G	Page 45 of 84 Pages

EXHIBITS

Exhibit A	Joint Filing Statement

Exhibit B	Names of Persons Filing

Exhibit C	Identification and Classification of Members of Group

Exhibit D	Powers of Attorney with English Translations

CUSIP No. G2519Y108	SCHEDULE 13G	Page 46 of 84 Pages

Exhibit A to Schedule 13G

Joint Filing Agreement

Pursuant to Rule 13d-1(k)

The undersigned persons (the "Reporting Persons") hereby agree that a joint statement on this Schedule 13G, and any amendments thereto, be filed on their behalf by Dionisio Romero Paoletti.

Each of the Reporting Persons is responsible for the completeness and accuracy of the information concerning each of them contained therein, but none of the Reporting Persons is responsible for the completeness or accuracy of the information concerning any other Reporting Person.

Date:	February 3, 2020

Arnueld Limited

Ursula Martina Bernard Valderrama

Birmingham Merchant S.A.

Ana Sylvia Romero Guzmán

Fideicomiso Solmar

Grupo Rosta Internacional

Ana Sylvia Guzman Portilla de Romero

Rosalina María Helguero Romero

High Inter Projects, Corp.

Teresa Holder de Onrubia

Inversiones Casa Real

Inversiones Piuranas, S.A.

La Roncadora S.A.

Eduardo Victoriano Onrubia Holder

José Antonio Onrubia Holder

Luis Fernando Martin Onrubia Holder

María Inmaculada Onrubia Holder

Patrimonio Fideicometido Angolo

Reverades Holding Inc.

Rittenhouse Capital Ltd.

Alfredo Romero Belismelis

Fernando Romero Belismelis

José Roberto Romero Belismelis

Luis Romero Belismelis

Manuel Antonio Romero Belismelis

Calixto Romero Guzmán

Ana María Romero Paoletti de Sacchi

Dionisio Romero Paoletti

Marianella Romero Guzmán

Dionisio Romero Seminario

Rubyfield Investments Ltd.

Paolo Mario Sacchi Giurato

CUSIP No. G2519Y108	SCHEDULE 13G	Page 47 of 84 Pages

Maray S.A.

Urigeler International S.A.

By:	/s/ Dionisio Romero Paoletti
Name: Dionisio Romero Paoletti
Title: Attorney-in-fact

CUSIP No. G2519Y108	SCHEDULE 13G	Page 48 of 84 Pages

Exhibit B to Schedule 13G

Names of Persons Filing

Shareholders:

Arnueld Limited

Ursula Martina Bernard Valderrama

Birmingham Merchant S.A.

Ana Sylvia Romero Guzmán

Fideicomiso Solmar

Grupo Rosta Internacional

Ana Sylvia Guzman Portilla de Romero

Rosalina María Helguero Romero

High Inter Projects, Corp.

Teresa Holder de Onrubia

Inversiones Casa Real

Inversiones Piuranas, S.A.

La Roncadora S.A.

Eduardo Victoriano Onrubia Holder

José Antonio Onrubia Holder

Luis Fernando Martin Onrubia Holder

María Inmaculada Onrubia Holder

Patrimonio Fideicometido Angolo

Reverades Holding Inc.

Rittenhouse Capital Ltd.

Alfredo Romero Belismelis

Fernando Romero Belismelis

José Roberto Romero Belismelis

Luis Romero Belismelis

Manuel Antonio Romero Belismelis

Calixto Romero Guzmán

Ana María Romero Paoletti de Sacchi

Dionisio Romero Paoletti

Marianella Romero Guzmán

Dionisio Romero Seminario

Rubyfield Investments Ltd.

Paolo Mario Sacchi Giurato

Maray S.A.

Urigeler International S.A.

CUSIP No. G2519Y108	SCHEDULE 13G	Page 49 of 84 Pages

Address:

Centenario N° 156

Las Laderas de Melgarejo

La Molina

Lima 12 Perú

CUSIP No. G2519Y108	SCHEDULE 13G	Page 50 of 84 Pages

Exhibit C to Schedule 13G

Identification and Classification of Members of Group

Members of Group:

Arnueld Limited (CO)

Ursula Martina Bernard Valderrama (IN)

Birmingham Merchant S.A. (CO)

Ana Sylvia Romero Guzmán (IN)

Fideicomiso Solmar (OO)

Grupo Rosta Internacional (CO)

Ana Silvia Guzman Portilla de Romero (IN)

Rosalina María Helguero Romero (IN)

High Inter Projects, Corp. (CO)

Teresa Holder de Onrubia (IN)

Inversiones Casa Real (CO)

Inversiones Piuranas, S.A. (CO)

La Roncadora S.A. (CO)

Eduardo Victoriano Onrubia Holder (IN)

José Antonio Onrubia Holder (IN)

Luis Fernando Martin Onrubia Holder (IN)

María Inmaculada Onrubia Holder (IN)

Patrimonio Fideicometido Angolo (OO)

Reverades Holding Inc. (CO)

Rittenhouse Capital Ltd. (CO)

Alfredo Romero Belismelis (IN)

Fernando Romero Belismelis (IN)

José Roberto Romero Belismelis (IN)

Luis Romero Belismelis (IN)

Manuel Antonio Romero Belismelis (IN)

Calixto Romero Guzmán (IN)

Ana María Romero Paoletti de Sacchi (IN)

Dionisio Romero Paoletti (IN)

Marianella Romero Guzmán (IN)

Dionisio Romero Seminario (IN)

Rubyfield Investments Ltd. (CO)

Paolo Mario Sacchi Giurato (IN)

Maray S.A. (CO)

Urigeler International S.A. (CO)

Aggregate Amount of Common Shares Beneficially Owned by Group:	12,325,011

Percent of Class:	13.06%

CUSIP No. G2519Y108	SCHEDULE 13G	Page 51 of 84 Pages

Exhibit D to Schedule 13G

Powers of Attorney

INDEX

D1	Arnueld Limited
D2	Ursula Martina Bernard Valderrama
D3	Birmingham Merchant S.A.
D4	Ana Sylvia Romero Guzmán
D5	Fideicomiso Solmar
D6	Grupo Rosta Internacional
D7	Ana Silvia Guzman Portilla de Romero
D8	Rosalina María Helguero Romero
D9	High Inter Projects, Corp.
D10	Teresa Holder de Onrubia
D11	Inversiones Casa Real
D12	Inversiones Piuranas, S.A.
D13	La Roncadora S.A.
D14	Eduardo Victoriano Onrubia Holder
D15	José Antonio Onrubia Holder
D16	Luis Fernando Martin Onrubia Holder
D17	María Inmaculada Onrubia Holder
D18	Patrimonio Fideicometido Angolo
D19	Reverades Holding Inc.
D20	Rittenhouse Capital Ltd.
D21	Alfredo Romero Belismelis
D22	Fernando Romero Belismelis
D23	Jose Roberto Romero Belismelis
D24	Luis Romero Belismelis
D25	Manuel Antonio Romero Belismelis
D26	Marianella Romero Guzmán
D27	Ana María Romero Paoletti de Sacchi
D28	Calixto Romero Seminario
D29	Dionisio Romero Seminario
D30	Rubyfield Investments Ltd.
D31	Paolo Mario Sacchi Giurato
D32	Maray S.A.
D33	Urigeler International S.A.

CUSIP No. G2519Y108	SCHEDULE 13G	Page 52 of 84 Pages

Exhibit D.1 to Schedule 13G

POWER OF ATTORNEY

The undersigned, Arnueld Limited, the principal business address of which is Nevis, does hereby appoint Dionisio Romero Paoletti, whose address is Calle Centenario 156, Las Laderas de Melgarejo, La Molina, Lima 12, Perú, as its attorney-in-fact, for its and in its name, to execute and cause to be filed or delivered, as required by Section 13(d) of the Securities Exchange Act of 1934, any number, as appropriate, or original and copies of the Securities and Exchange Commission Schedule 13G (“Schedule 13G”), any amendments thereto, and any agreement to file Schedule 13G jointly with any other reporting person, in respect of the shares of Credicorp Ltd. common stock par value US$5.00 per share, owned by the undersigned and generally to take such other actions and perform such other things necessary to effectuate the foregoing as fully in all respects as it could do if any of its representatives were personally present.

Signed as of the 11 day of February, 2019

ARNUELD LIMITED

By:	/s/ Manuel Romero Belismelis
Name:	Manuel Romero Belismelis
Title:	Attorney-in-fact

CUSIP No. G2519Y108	SCHEDULE 13G	Page 53 of 84 Pages

Exhibit D.2 to Schedule 13G

POWER OF ATTORNEY

The undersigned, Ursula Martina Bernard Valderrama, an individual whose address is Calle Once 286, Rinconada Baja, La Molina, Lima - Perú, does hereby appoint Dionisio Romero Paoletti, whose address is Calle Centenario 156, Las Laderas de Melgarejo, La Molina, Lima 12, Perú, as his attorney-in-fact, for his and in his name, to execute and cause to be filed or delivered, as required by Section 13(d) of the Securities Exchange Act of 1934, any number, as appropriate, or original and copies of the Securities and Exchange Commission Schedule 13G (“Schedule 13G”), any amendments thereto, and any agreement to file Schedule 13G jointly with any other reporting person, in respect of the shares of Credicorp Ltd. common stock par value US$5.00 per share, owned by the undersigned and generally to take such other actions and perform such other things necessary to effectuate the foregoing as fully in all respects as he could do if personally present.

Signed as of the 11 day of February, 2019.

/s/ Ursula Martina Bernard Valderrama
Name:	Ursula Martina Bernard Valderrama

CUSIP No. G2519Y108	SCHEDULE 13G	Page 54 of 84 Pages

Exhibit D.3 to Schedule 13G

POWER OF ATTORNEY

The undersigned, Birmingham Merchant S.A., the principal business address of which is Scotia Plaza No 18, Avenida Federico Boyd y Calle 51, pisos 9,1 0 y 11, Panamá, does hereby appoint Dionisio Romero Paoletti, whose address is Calle Centenario 156, Las Laderas de Melgarejo, La Molina, Lima 12, Perú, as its attorney-in-fact, for its and in its name, to execute and cause to be filed or delivered, as required by Section 13(d) of the Securities Exchange Act of 1934, any number, as appropriate, or original and copies of the Securities and Exchange Commission Schedule 13G (“Schedule 13G”), any amendments thereto, and any agreement to file Schedule 13G jointly with any other reporting person, in respect of the shares of Credicorp Ltd. common stock par value US$5.00 per share, owned by the undersigned and generally to take such other actions and perform such other things necessary to effectuate the foregoing as fully in all respects as it could do if any of its representatives were personally present.

Signed as of the 11 day of February, 2019

BIRMINGHAM MERCHANT S.A.

By:	/s/ Dionisio Romero Paoletti
Name:	Dionisio Romero Paoletti
Title:	Attorney-in-fact

By:	/s/ Luis Romero Belismelis
Name:	Luis Romero Belismelis
Title:	Attorney-in-fact

CUSIP No. G2519Y108	SCHEDULE 13G	Page 55 of 84 Pages

Exhibit D.4 to Schedule 13G

POWER OF ATTORNEY

The undersigned, Ana Sylvia Romero Guzmán, an individual whose address is Las Moreras 169, San Isidro, Lima-Perú, does hereby appoint Dionisio Romero Paoletti, whose address is Calle Centenario 156, Las Laderas de Melgarejo, La Molina, Lima 12, Perú, as its attorney-in-fact, for its and in its name, to execute and cause to be filed or delivered, as required by Section 13(d) of the Securities Exchange Act of 1934, any number, as appropriate, or original and copies of the Securities and Exchange Commission Schedule 13G (“Schedule 13G”), any amendments thereto, and any agreement to file Schedule 13G jointly with any other reporting person, in respect of the shares of Credicorp Ltd. common stock par value US$5.00 per share, owned by the undersigned and generally to take such other actions and perform such other things necessary to effectuate the foregoing as fully in all respects as it could do if any of its representatives were personally present.

Signed as of the 30 day of January, 2020

/s/ Ana Sylvia Romero Guzmán
Name:	Ana Sylvia Romero Guzmán

CUSIP No. G2519Y108	SCHEDULE 13G	Page 56 of 84 Pages

Exhibit D.5 to Schedule 13G

POWER OF ATTORNEY

The undersigned, Fideicomiso Solmar, the principal business address of which is  Av. El Derby 055, Torre 4, Piso 10, Santiago de Surco, Lima, does hereby appoint Dionisio Romero Paoletti, whose address is Calle Centenario 156, Las Laderas de Melgarejo, La Molina, Lima 12, Perú, as its attorney-in-fact, for its and in its name, to execute and cause to be filed or delivered, as required by Section 13(d) of the Securities Exchange Act of 1934, any number, as appropriate, or original and copies of the Securities and Exchange Commission Schedule 13G (“Schedule 13G”), any amendments thereto, and any agreement to file Schedule 13G jointly with any other reporting person, in respect of the shares of Credicorp Ltd. common stock par value US$5.00 per share, owned by the undersigned and generally to take such other actions and perform such other things necessary to effectuate the foregoing as fully in all respects as it could do if any of its representatives were personally present.

Signed as of the 11 day of February, 2019

FIDEICOMISO SOLMAR

By:	/s/ María Inmaculada Onrubia Holder
Name:	María Inmaculada Onrubia Holder
Title:	Attorney-in-fact

CUSIP No. G2519Y108	SCHEDULE 13G	Page 57 of 84 Pages

Exhibit D.6 to Schedule 13G

POWER OF ATTORNEY

The undersigned, Grupo Rosta Internacional, the principal business address of which is Calle 50 y 74 San Francisco P.H. 909, Pisos 15 y 16, Panamá, does hereby appoint Dionisio Romero Paoletti, whose address is Calle Centenario 156, Las Laderas de Melgarejo, La Molina, Lima 12, Perú, as its attorney-in-fact, for its and in its name, to execute and cause to be filed or delivered, as required by Section 13(d) of the Securities Exchange Act of 1934, any number, as appropriate, or original and copies of the Securities and Exchange Commission Schedule 13G (“Schedule 13G”), any amendments thereto, and any agreement to file Schedule 13G jointly with any other reporting person, in respect of the shares of Credicorp Ltd. common stock par value US$5.00 per share, owned by the undersigned and generally to take such other actions and perform such other things necessary to effectuate the foregoing as fully in all respects as it could do if any of its representatives were personally present.

Signed as of the 11 day of February, 2019

GRUPO ROSTA INTERNACIONAL

By:	/s/ Alfredo Romero Belismelis
Name:	Alfredo Romero Belismelis
Title:	Attorney-in-fact

CUSIP No. G2519Y108	SCHEDULE 13G	Page 58 of 84 Pages

Exhibit D.7 to Schedule 13G

POWER OF ATTORNEY

The undersigned, Ana Silvia Guzman Portilla de Romero, an individual whose address is Calle Estados Unidos 720, Jesús María, Lima, Perú, does hereby appoint Dionisio Romero Paoletti, whose address is Calle Centenario 156, Las Laderas de Melgarejo, La Molina, Lima 12, Perú, as his attorney-in-fact, for his and in his name, to execute and cause to be filed or delivered, as required by Section 13(d) of the Securities Exchange Act of 1934, any number, as appropriate, or original and copies of the Securities and Exchange Commission Schedule 13G (“Schedule 13G”), any amendments thereto, and any agreement to file Schedule 13G jointly with any other reporting person, in respect of the shares of Credicorp Ltd. common stock par value US$5.00 per share, owned by the undersigned and generally to take such other actions and perform such other things necessary to effectuate the foregoing as fully in all respects as he could do if personally present.

Signed as of the 11 day of February, 2019.

/s/ Ana Silvia Guzman Portilla de Romero
Name:	Ana Silvia Guzman Portilla de Romero

CUSIP No. G2519Y108	SCHEDULE 13G	Page 59 of 84 Pages

Exhibit D.8 to Schedule 13G

POWER OF ATTORNEY

The undersigned, Rosalina María Helguero Romero, an individual whose address is Av Aurelio Miró Quesada 744, Piso 6, San Isidro, Lima, Perú, does hereby appoint Dionisio Romero Paoletti, whose address is Calle Centenario 156, Las Laderas de Melgarejo, La Molina, Lima 12, Perú, as his attorney-in-fact, for his and in his name, to execute and cause to be filed or delivered, as required by Section 13(d) of the Securities Exchange Act of 1934, any number, as appropriate, or original and copies of the Securities and Exchange Commission Schedule 13G (“Schedule 13G”), any amendments thereto, and any agreement to file Schedule 13G jointly with any other reporting person, in respect of the shares of Credicorp Ltd. common stock par value US$5.00 per share, owned by the undersigned and generally to take such other actions and perform such other things necessary to effectuate the foregoing as fully in all respects as he could do if personally present.

Signed as of the 11 day of February, 2019.

/s/ Rosalina María Helguero Romero
Name:	Rosalina María Helguero Romero

CUSIP No. G2519Y108	SCHEDULE 13G	Page 60 of 84 Pages

Exhibit D.9 to Schedule 13G

POWER OF ATTORNEY

The undersigned, High Inter Projects Corp., the principal business address of which is Scotia Plaza No 18, Avenida Federico Boyd y Calle 51, pisos 9,1 0 y 11, Panamá, does hereby appoint Dionisio Romero Paoletti, whose address is Calle Centenario 156, Las Laderas de Melgarejo, La Molina, Lima 12, Perú, as its attorney-in-fact, for its and in its name, to execute and cause to be filed or delivered, as required by Section 13(d) of the Securities Exchange Act of 1934, any number, as appropriate, or original and copies of the Securities and Exchange Commission Schedule 13G (“Schedule 13G”), any amendments thereto, and any agreement to file Schedule 13G jointly with any other reporting person, in respect of the shares of Credicorp Ltd. common stock par value US$5.00 per share, owned by the undersigned and generally to take such other actions and perform such other things necessary to effectuate the foregoing as fully in all respects as it could do if any of its representatives were personally present.

Signed as of the 11 day of February, 2019

HIGH INTER PROJECTS CORP.

By:	/s/ Dionisio Romero Paoletti
Name:	Dionisio Romero Paoletti
Title:	Attorney-in-fact

By:	/s/ Luis Romero Belismelis
Name:	Luis Romero Belismelis
Title:	Attorney-in-fact

CUSIP No. G2519Y108	SCHEDULE 13G	Page 61 of 84 Pages

Exhibit D.10 to Schedule 13G

POWER OF ATTORNEY

The undersigned, Teresa Holder de Onrubia, an individual whose address is Lima-Perú, does hereby appoint Dionisio Romero Paoletti, whose address is Calle Centenario 156, Las Laderas de Melgarejo, La Molina, Lima 12, Perú, as his attorney-in-fact, for his and in his name, to execute and cause to be filed or delivered, as required by Section 13(d) of the Securities Exchange Act of 1934, any number, as appropriate, or original and copies of the Securities and Exchange Commission Schedule 13G (“Schedule 13G”), any amendments thereto, and any agreement to file Schedule 13G jointly with any other reporting person, in respect of the shares of Credicorp Ltd. common stock par value US$5.00 per share, owned by the undersigned and generally to take such other actions and perform such other things necessary to effectuate the foregoing as fully in all respects as he could do if personally present.

Signed as of the 11 day of February, 2019.

/s/ Teresa Holder de Onrubia
Name:	Teresa Holder de Onrubia

CUSIP No. G2519Y108	SCHEDULE 13G	Page 62 of 84 Pages

Exhibit D.11 to Schedule 13G

POWER OF ATTORNEY

The undersigned, Inversiones Casa Real, the principal business address of which is Calle 50 y 74 San Francisco P.H. 909, Pisos 15 y 16, Panamá, does hereby appoint Dionisio Romero Paoletti, whose address is Calle Centenario 156, Las Laderas de Melgarejo, La Molina, Lima 12, Perú, as its attorney-in-fact, for its and in its name, to execute and cause to be filed or delivered, as required by Section 13(d) of the Securities Exchange Act of 1934, any number, as appropriate, or original and copies of the Securities and Exchange Commission Schedule 13G (“Schedule 13G”), any amendments thereto, and any agreement to file Schedule 13G jointly with any other reporting person, in respect of the shares of Credicorp Ltd. common stock par value US$5.00 per share, owned by the undersigned and generally to take such other actions and perform such other things necessary to effectuate the foregoing as fully in all respects as it could do if any of its representatives were personally present.

Signed as of the 11 day of February, 2019

INVERSIONES CASA REAL

By:	/s/ Luis Romero Belismelis
Name:	Luis Romero Belismelis
Title:	Attorney-in-fact

CUSIP No. G2519Y108	SCHEDULE 13G	Page 63 of 84 Pages

Exhibit D.12 to Schedule 13G

POWER OF ATTORNEY

The undersigned, Inversiones Piuranas, S.A., the principal business address of which is Av. Circunvalación Golf Los Inkas 134, Piso 13, Santiago de Surco, Lima, Perú, does hereby appoint Dionisio Romero Paoletti, whose address is Calle Centenario 156, Las Laderas de Melgarejo, La Molina, Lima 12, Perú, as its attorney-in-fact, for its and in its name, to execute and cause to be filed or delivered, as required by Section 13(d) of the Securities Exchange Act of 1934, any number, as appropriate, or original and copies of the Securities and Exchange Commission Schedule 13G (“Schedule 13G”), any amendments thereto, and any agreement to file Schedule 13G jointly with any other reporting person, in respect of the shares of Credicorp Ltd. common stock par value US$5.00 per share, owned by the undersigned and generally to take such other actions and perform such other things necessary to effectuate the foregoing as fully in all respects as it could do if any of its representatives were personally present.

Signed as of the 11 day of February, 2019

INVERSIONES PIURANAS, S.A.

By:	/s/ Marco Peschiera Fernández
Name:	Marco Peschiera Fernández
Title:	Attorney-in-fact

CUSIP No. G2519Y108	SCHEDULE 13G	Page 64 of 84 Pages

Exhibit D.13 to Schedule 13G

POWER OF ATTORNEY

The undersigned, La Roncadora S.A., the principal business address of which is Panamá, does hereby appoint Dionisio Romero Paoletti, whose address is Calle Centenario 156, Las Laderas de Melgarejo, La Molina, Lima 12, Perú, as its attorney-in-fact, for its and in its name, to execute and cause to be filed or delivered, as required by Section 13(d) of the Securities Exchange Act of 1934, any number, as appropriate, or original and copies of the Securities and Exchange Commission Schedule 13G (“Schedule 13G”), any amendments thereto, and any agreement to file Schedule 13G jointly with any other reporting person, in respect of the shares of Credicorp Ltd. common stock par value US$5.00 per share, owned by the undersigned and generally to take such other actions and perform such other things necessary to effectuate the foregoing as fully in all respects as it could do if any of its representatives were personally present.

Signed as of the 11 day of February, 2019

LA RONCADORA S.A.

By:	/s/ José Antonio Onrubia Holder
Name:	José Antonio Onrubia Holder
Title:	Attorney-in-fact

CUSIP No. G2519Y108	SCHEDULE 13G	Page 65 of 84 Pages

Exhibit D.14 to Schedule 13G

POWER OF ATTORNEY

The undersigned, Eduardo Victoriano Onrubia Holder, an individual whose address is Jr. Flor de Roca177, Urbanización Casuarinas, Santiago de Surco, Lima, Perú, does hereby appoint Dionisio Romero Paoletti, whose address is Calle Centenario 156, Las Laderas de Melgarejo, La Molina, Lima 12, Perú, as his attorney-in-fact, for his and in his name, to execute and cause to be filed or delivered, as required by Section 13(d) of the Securities Exchange Act of 1934, any number, as appropriate, or original and copies of the Securities and Exchange Commission Schedule 13G (“Schedule 13G”), any amendments thereto, and any agreement to file Schedule 13G jointly with any other reporting person, in respect of the shares of Credicorp Ltd. common stock par value US$5.00 per share, owned by the undersigned and generally to take such other actions and perform such other things necessary to effectuate the foregoing as fully in all respects as he could do if personally present.

Signed as of the 11 day of February, 2019.

/s/ Eduardo Victoriano Onrubia Holder
Name:	Eduardo Victoriano Onrubia Holder

CUSIP No. G2519Y108	SCHEDULE 13G	Page 66 of 84 Pages

Exhibit D.15 to Schedule 13G

POWER OF ATTORNEY

The undersigned, José Antonio Onrubia Holder, an individual whose address is Av. Circunvalación Golf Los Inkas 134, Piso 12, Santiago de Surco, Lima, Perú, does hereby appoint Dionisio Romero Paoletti, whose address is Calle Centenario 156, Las Laderas de Melgarejo, La Molina, Lima 12, Perú, as his attorney-in-fact, for his and in his name, to execute and cause to be filed or delivered, as required by Section 13(d) of the Securities Exchange Act of 1934, any number, as appropriate, or original and copies of the Securities and Exchange Commission Schedule 13G (“Schedule 13G”), any amendments thereto, and any agreement to file Schedule 13G jointly with any other reporting person, in respect of the shares of Credicorp Ltd. common stock par value US$5.00 per share, owned by the undersigned and generally to take such other actions and perform such other things necessary to effectuate the foregoing as fully in all respects as he could do if personally present.

Signed as of the 11 day of February, 2019.

/s/ José Antonio Onrubia Holder
Name:	José Antonio Onrubia Holder

CUSIP No. G2519Y108	SCHEDULE 13G	Page 67 of 84 Pages

Exhibit D.16 to Schedule 13G

POWER OF ATTORNEY

The undersigned, Luis Fernando Martin Onrubia Holder, an individual whose address is Calle El Picacho 140, Urbanización La Planicie, La Molina, Lima, Perú, does hereby appoint Dionisio Romero Paoletti, whose address is Calle Centenario 156, Las Laderas de Melgarejo, La Molina, Lima 12, Perú, as his attorney-in-fact, for his and in his name, to execute and cause to be filed or delivered, as required by Section 13(d) of the Securities Exchange Act of 1934, any number, as appropriate, or original and copies of the Securities and Exchange Commission Schedule 13G (“Schedule 13G”), any amendments thereto, and any agreement to file Schedule 13G jointly with any other reporting person, in respect of the shares of Credicorp Ltd. common stock par value US$5.00 per share, owned by the undersigned and generally to take such other actions and perform such other things necessary to effectuate the foregoing as fully in all respects as he could do if personally present.

Signed as of the 11 day of February, 2019.

/s/ Luis Fernando Martin Onrubia Holder
Name:	Luis Fernando Martin Onrubia Holder

CUSIP No. G2519Y108	SCHEDULE 13G	Page 68 of 84 Pages

Exhibit D.17 to Schedule 13G

POWER OF ATTORNEY

The undersigned, María Inmaculada Onrubia Holder, an individual whose address is Calle Tomas Edison 105, San Isidro, Lima, Perú, does hereby appoint Dionisio Romero Paoletti, whose address is Calle Centenario 156, Las Laderas de Melgarejo, La Molina, Lima 12, Perú, as his attorney-in-fact, for his and in his name, to execute and cause to be filed or delivered, as required by Section 13(d) of the Securities Exchange Act of 1934, any number, as appropriate, or original and copies of the Securities and Exchange Commission Schedule 13G (“Schedule 13G”), any amendments thereto, and any agreement to file Schedule 13G jointly with any other reporting person, in respect of the shares of Credicorp Ltd. common stock par value US$5.00 per share, owned by the undersigned and generally to take such other actions and perform such other things necessary to effectuate the foregoing as fully in all respects as he could do if personally present.

Signed as of the 11 day of February, 2019.

/s/ María Inmaculada Onrubia Holder
Name:	María Inmaculada Onrubia Holder

CUSIP No. G2519Y108	SCHEDULE 13G	Page 69 of 84 Pages

Exhibit D.18 to Schedule 13G

POWER OF ATTORNEY

The undersigned, Patrimonio Fideicometido Angolo, the principal business address of which is Av. El Derby 055, Torre 4, Piso 10, Santiago de Surco, Lima, does hereby appoint Dionisio Romero Paoletti, whose address is Calle Centenario 156, Las Laderas de Melgarejo, La Molina, Lima 12, Perú, as its attorney-in-fact, for its and in its name, to execute and cause to be filed or delivered, as required by Section 13(d) of the Securities Exchange Act of 1934, any number, as appropriate, or original and copies of the Securities and Exchange Commission Schedule 13G (“Schedule 13G”), any amendments thereto, and any agreement to file Schedule 13G jointly with any other reporting person, in respect of the shares of Credicorp Ltd. common stock par value US$5.00 per share, owned by the undersigned and generally to take such other actions and perform such other things necessary to effectuate the foregoing as fully in all respects as it could do if any of its representatives were personally present.

Signed as of the 11 day of February, 2019

PATRIMONIO FIDEICOMETIDO ANGOLO

By:	/s/ Luis Romero Belismelis
Name:	Luis Romero Belismelis
Title:	Attorney-in-fact

CUSIP No. G2519Y108	SCHEDULE 13G	Page 70 of 84 Pages

Exhibit D.19 to Schedule 13G

POWER OF ATTORNEY

The undersigned, Reverades Holding Inc., the principal business address of which is Seychelles, does hereby appoint Dionisio Romero Paoletti, whose address is Calle Centenario 156, Las Laderas de Melgarejo, La Molina, Lima 12, Perú, as its attorney-in-fact, for its and in its name, to execute and cause to be filed or delivered, as required by Section 13(d) of the Securities Exchange Act of 1934, any number, as appropriate, or original and copies of the Securities and Exchange Commission Schedule 13G (“Schedule 13G”), any amendments thereto, and any agreement to file Schedule 13G jointly with any other reporting person, in respect of the shares of Credicorp Ltd. common stock par value US$5.00 per share, owned by the undersigned and generally to take such other actions and perform such other things necessary to effectuate the foregoing as fully in all respects as it could do if any of its representatives were personally present.

Signed as of the 11 day of February, 2019

REVERADES HOLDING INC.

By:	/s/ Dionisio Romero Seminario
Name:	Dionisio Romero Seminario
Title:	Attorney-in-fact

CUSIP No. G2519Y108	SCHEDULE 13G	Page 71 of 84 Pages

Exhibit D.20 to Schedule 13G

POWER OF ATTORNEY

The undersigned, Rittenhouse Capital Ltd., the principal business address of which is Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman, KY1-9008, does hereby appoint Dionisio Romero Paoletti, whose address is Calle Centenario 156, Las Laderas de Melgarejo, La Molina, Lima 12, Perú, as its attorney-in-fact, for its and in its name, to execute and cause to be filed or delivered, as required by Section 13(d) of the Securities Exchange Act of 1934, any number, as appropriate, or original and copies of the Securities and Exchange Commission Schedule 13G (“Schedule 13G”), any amendments thereto, and any agreement to file Schedule 13G jointly with any other reporting person, in respect of the shares of Credicorp Ltd. common stock par value US$5.00 per share, owned by the undersigned and generally to take such other actions and perform such other things necessary to effectuate the foregoing as fully in all respects as it could do if any of its representatives were personally present.

Signed as of the 11 day of February, 2019

RITTENHOUSE CAPITAL LTD.

By:	/s/ Nicola Corsetti
Name:	Nicola Corsetti
Title:	Attorney-in-fact

CUSIP No. G2519Y108	SCHEDULE 13G	Page 72 of 84 Pages

Exhibit D.21 to Schedule 13G

POWER OF ATTORNEY

The undersigned, Alfredo Romero Belismelis, an individual whose address is Av. Rinconada Baja 1241, La Molina, Lima, Perú, does hereby appoint Dionisio Romero Paoletti, whose address is Calle Centenario 156, Las Laderas de Melgarejo, La Molina, Lima 12, Perú, as his attorney-in-fact, for his and in his name, to execute and cause to be filed or delivered, as required by Section 13(d) of the Securities Exchange Act of 1934, any number, as appropriate, or original and copies of the Securities and Exchange Commission Schedule 13G (“Schedule 13G”), any amendments thereto, and any agreement to file Schedule 13G jointly with any other reporting person, in respect of the shares of Credicorp Ltd. common stock par value US$5.00 per share, owned by the undersigned and generally to take such other actions and perform such other things necessary to effectuate the foregoing as fully in all respects as he could do if personally present.

Signed as of the 11 day of February, 2019.

/s/ Alfredo Romero Belismelis
Name:	Alfredo Romero Belismelis

CUSIP No. G2519Y108	SCHEDULE 13G	Page 73 of 84 Pages

Exhibit D.22 to Schedule 13G

POWER OF ATTORNEY

The undersigned, Fernando Romero Belismelis, an individual whose address is Calle Once 286, Rinconada Baja, La Molina, Lima, Perú, does hereby appoint Dionisio Romero Paoletti, whose address is Calle Centenario 156, Las Laderas de Melgarejo, La Molina, Lima 12, Perú, as his attorney-in-fact, for his and in his name, to execute and cause to be filed or delivered, as required by Section 13(d) of the Securities Exchange Act of 1934, any number, as appropriate, or original and copies of the Securities and Exchange Commission Schedule 13G (“Schedule 13G”), any amendments thereto, and any agreement to file Schedule 13G jointly with any other reporting person, in respect of the shares of Credicorp Ltd. common stock par value US$5.00 per share, owned by the undersigned and generally to take such other actions and perform such other things necessary to effectuate the foregoing as fully in all respects as he could do if personally present.

Signed as of the 11 day of February, 2019.

/s/ Fernando Romero Belismelis
Name:	Fernando Romero Belismelis

CUSIP No. G2519Y108	SCHEDULE 13G	Page 74 of 84 Pages

Exhibit D.23 to Schedule 13G

POWER OF ATTORNEY

The undersigned, José Roberto Romero Belismelis, an individual whose address is Av. Rinconada Baja 1241, La Molina, Lima, Perú, does hereby appoint Dionisio Romero Paoletti, whose address is Calle Centenario 156, Las Laderas de Melgarejo, La Molina, Lima 12, Perú, as his attorney-in-fact, for his and in his name, to execute and cause to be filed or delivered, as required by Section 13(d) of the Securities Exchange Act of 1934, any number, as appropriate, or original and copies of the Securities and Exchange Commission Schedule 13G (“Schedule 13G”), any amendments thereto, and any agreement to file Schedule 13G jointly with any other reporting person, in respect of the shares of Credicorp Ltd. common stock par value US$5.00 per share, owned by the undersigned and generally to take such other actions and perform such other things necessary to effectuate the foregoing as fully in all respects as he could do if personally present.

Signed as of the 11 day of February, 2019.

/s/ José Roberto Romero Belismelis
Name:	José Roberto Romero Belismelis

CUSIP No. G2519Y108	SCHEDULE 13G	Page 75 of 84 Pages

Exhibit D.24 to Schedule 13G

POWER OF ATTORNEY

 The undersigned, Luis Romero Belismelis, an individual whose address is Av. Circunvalación Golf Los Inkas 134, Piso 12, Santiago de Surco, Lima, Perú, does hereby appoint Dionisio Romero Paoletti, whose address is Calle Centenario 156, Las Laderas de Melgarejo, La Molina, Lima 12, Perú, as his attorney-in-fact, for his and in his name, to execute and cause to be filed or delivered, as required by Section 13(d) of the Securities Exchange Act of 1934, any number, as appropriate, or original and copies of the Securities and Exchange Commission Schedule 13G (“Schedule 13G”), any amendments thereto, and any agreement to file Schedule 13G jointly with any other reporting person, in respect of the shares of Credicorp Ltd. common stock par value US$5.00 per share, owned by the undersigned and generally to take such other actions and perform such other things necessary to effectuate the foregoing as fully in all respects as he could do if personally present.

Signed as of the 11 day of February, 2020.

/s/ Luis Romero Belismelis
Name:	Luis Romero Belismelis

CUSIP No. G2519Y108	SCHEDULE 13G	Page 76 of 84 Pages

Exhibit D.25 to Schedule 13G

POWER OF ATTORNEY

The undersigned, Manuel Antonio Romero Belismelis, an individual whose address is Av. Rinconada Baja 1241, La Molina, Lima, Perú, does hereby appoint Dionisio Romero Paoletti, whose address is Calle Centenario 156, Las Laderas de Melgarejo, La Molina, Lima 12, Perú, as his attorney-in-fact, for his and in his name, to execute and cause to be filed or delivered, as required by Section 13(d) of the Securities Exchange Act of 1934, any number, as appropriate, or original and copies of the Securities and Exchange Commission Schedule 13G (“Schedule 13G”), any amendments thereto, and any agreement to file Schedule 13G jointly with any other reporting person, in respect of the shares of Credicorp Ltd. common stock par value US$5.00 per share, owned by the undersigned and generally to take such other actions and perform such other things necessary to effectuate the foregoing as fully in all respects as he could do if personally present.

Signed as of the 11 day of February, 2019.

/s/ Manuel Antonio Romero Belismelis
Name:	Manuel Antonio Romero Belismelis

CUSIP No. G2519Y108	SCHEDULE 13G	Page 77 of 84 Pages

Exhibit D.26 to Schedule 13G

POWER OF ATTORNEY

The undersigned, Calixto Romero Guzmán, an individual whose address is Av. Circunvalación Golf Los Inkas 134, Piso 12, Santiago de Surco, Lima, Perú, does hereby appoint Dionisio Romero Paoletti, whose address is Calle Centenario 156, Las Laderas de Melgarejo, La Molina, Lima 12, Perú, as his attorney-in-fact, for his and in his name, to execute and cause to be filed or delivered, as required by Section 13(d) of the Securities Exchange Act of 1934, any number, as appropriate, or original and copies of the Securities and Exchange Commission Schedule 13G (“Schedule 13G”), any amendments thereto, and any agreement to file Schedule 13G jointly with any other reporting person, in respect of the shares of Credicorp Ltd. common stock par value US$5.00 per share, owned by the undersigned and generally to take such other actions and perform such other things necessary to effectuate the foregoing as fully in all respects as he could do if personally present.

Signed as of the 11 day of February, 2019.

/s/ Calixto Romero Guzmán
Name:	Calixto Romero Guzmán

CUSIP No. G2519Y108	SCHEDULE 13G	Page 78 of 84 Pages

Exhibit D.27 to Schedule 13G

POWER OF ATTORNEY

The undersigned, Ana María Romero Paoletti de Sacchi, an individual whose address is Calle Once 190, Rinconada Baja, La Molina, Lima, Perú, does hereby appoint Dionisio Romero Paoletti, whose address is Calle Centenario 156, Las Laderas de Melgarejo, La Molina, Lima 12, Perú, as his attorney-in-fact, for his and in his name, to execute and cause to be filed or delivered, as required by Section 13(d) of the Securities Exchange Act of 1934, any number, as appropriate, or original and copies of the Securities and Exchange Commission Schedule 13G (“Schedule 13G”), any amendments thereto, and any agreement to file Schedule 13G jointly with any other reporting person, in respect of the shares of Credicorp Ltd. common stock par value US$5.00 per share, owned by the undersigned and generally to take such other actions and perform such other things necessary to effectuate the foregoing as fully in all respects as he could do if personally present.

Signed as of the 11 day of February, 2019.

/s/ Ana María Romero Paoletti de Sacchi
Name:	Ana María Romero Paoletti de Sacchi

CUSIP No. G2519Y108	SCHEDULE 13G	Page 79 of 84 Pages

Exhibit D.28 to Schedule 13G

POWER OF ATTORNEY

 The undersigned, Marianella Romero Guzmán, an individual whose address is Calle Estados Unidos 720, Jesus María, Lima-Perú, does hereby appoint Dionisio Romero Paoletti, whose address is Calle Centenario 156, Las Laderas de Melgarejo, La Molina, Lima 12, Perú, as his attorney-in-fact, for his and in his name, to execute and cause to be filed or delivered, as required by Section 13(d) of the Securities Exchange Act of 1934, any number, as appropriate, or original and copies of the Securities and Exchange Commission Schedule 13G (“Schedule 13G”), any amendments thereto, and any agreement to file Schedule 13G jointly with any other reporting person, in respect of the shares of Credicorp Ltd. common stock par value US$5.00 per share, owned by the undersigned and generally to take such other actions and perform such other things necessary to effectuate the foregoing as fully in all respects as he could do if personally present.

Signed as of the 11 day of February, 2020.

/s/ Marianella Romero Guzmán
Name:	Marianella Romero Guzmán

CUSIP No. G2519Y108	SCHEDULE 13G	Page 80 of 84 Pages

Exhibit D.29 to Schedule 13G

POWER OF ATTORNEY

The undersigned, Dionisio Romero Seminario, an individual whose address is Calle Centenario 156, Las Laderas de Melgarejo, La Molina, does hereby appoint Dionisio Romero Paoletti, whose address is Calle Centenario 156, Las Laderas de Melgarejo, La Molina, Lima 12, Perú, as his attorney-in-fact, for his and in his name, to execute and cause to be filed or delivered, as required by Section 13(d) of the Securities Exchange Act of 1934, any number, as appropriate, or original and copies of the Securities and Exchange Commission Schedule 13G (“Schedule 13G”), any amendments thereto, and any agreement to file Schedule 13G jointly with any other reporting person, in respect of the shares of Credicorp Ltd. common stock par value US$5.00 per share, owned by the undersigned and generally to take such other actions and perform such other things necessary to effectuate the foregoing as fully in all respects as he could do if personally present.

Signed as of the 11 day of February, 2019.

/s/ Dionisio Romero Seminario
Name:	Dionisio Romero Seminario

CUSIP No. G2519Y108	SCHEDULE 13G	Page 81 of 84 Pages

Exhibit D.30 to Schedule 13G

POWER OF ATTORNEY

The undersigned, Rubyfield Investments Ltd., the principal business address of which is Seychelles, does hereby appoint Dionisio Romero Paoletti, whose address is Calle Centenario 156, Las Laderas de Melgarejo, La Molina, Lima 12, Perú, as its attorney-in-fact, for its and in its name, to execute and cause to be filed or delivered, as required by Section 13(d) of the Securities Exchange Act of 1934, any number, as appropriate, or original and copies of the Securities and Exchange Commission Schedule 13G (“Schedule 13G”), any amendments thereto, and any agreement to file Schedule 13G jointly with any other reporting person, in respect of the shares of Credicorp Ltd. common stock par value US$5.00 per share, owned by the undersigned and generally to take such other actions and perform such other things necessary to effectuate the foregoing as fully in all respects as it could do if any of its representatives were personally present.

Signed as of the 11 day of February, 2019

RUBYFIELD INVESTMENTS LTD.

By:	/s/ Dionisio Romero Seminario
Name:	Dionisio Romero Seminario
Title:	Attorney-in-fact

CUSIP No. G2519Y108	SCHEDULE 13G	Page 82 of 84 Pages

Exhibit D.31 to Schedule 13G

POWER OF ATTORNEY

The undersigned, Paolo Mario Sacchi Giurato, an individual whose address is Calle Once 190, Rinconada Baja, La Molina, Lima, Perú, does hereby appoint Dionisio Romero Paoletti, whose address is Calle Centenario 156, Las Laderas de Melgarejo, La Molina, Lima 12, Perú, as his attorney-in-fact, for his and in his name, to execute and cause to be filed or delivered, as required by Section 13(d) of the Securities Exchange Act of 1934, any number, as appropriate, or original and copies of the Securities and Exchange Commission Schedule 13G (“Schedule 13G”), any amendments thereto, and any agreement to file Schedule 13G jointly with any other reporting person, in respect of the shares of Credicorp Ltd. common stock par value US$5.00 per share, owned by the undersigned and generally to take such other actions and perform such other things necessary to effectuate the foregoing as fully in all respects as he could do if personally present.

Signed as of the 11 day of February, 2019.

/s/ Paolo Mario Sacchi Giurato
Name:	Paolo Mario Sacchi Giurato

CUSIP No. G2519Y108	SCHEDULE 13G	Page 83 of 84 Pages

Exhibit D.32 to Schedule 13G

POWER OF ATTORNEY

The undersigned, Maray S.A., the principal business address of which is Av. Circunvalación Golf Los Inkas 134, Piso 11, Santiago de Surco, Lima, Perú, does hereby appoint Dionisio Romero Paoletti, whose address is Calle Centenario 156, Las Laderas de Melgarejo, La Molina, Lima 12, Perú, as its attorney-in-fact, for its and in its name, to execute and cause to be filed or delivered, as required by Section 13(d) of the Securities Exchange Act of 1934, any number, as appropriate, or original and copies of the Securities and Exchange Commission Schedule 13G (“Schedule 13G”), any amendments thereto, and any agreement to file Schedule 13G jointly with any other reporting person, in respect of the shares of Credicorp Ltd. common stock par value US$5.00 per share, owned by the undersigned and generally to take such other actions and perform such other things necessary to effectuate the foregoing as fully in all respects as it could do if any of its representatives were personally present.

Signed as of the 11 day of February, 2019

TECH AMERICAN ENTERPRISES INC.

By:	/s/ Luis Romero Belismelis
Name:	Luis Romero Belismelis
Title:	Attorney-in-fact

CUSIP No. G2519Y108	SCHEDULE 13G	Page 84 of 84 Pages

Exhibit D.33 to Schedule 13G

POWER OF ATTORNEY

The undersigned, Urigeler International S.A., the principal business address of which is Scotia Plaza No 18, Avenida Federico Boyd y Calle 51, pisos 9,1 0 y 11, Panamá, does hereby appoint Dionisio Romero Paoletti, whose address is Calle Centenario 156, Las Laderas de Melgarejo, La Molina, Lima 12, Perú, as its attorney-in-fact, for its and in its name, to execute and cause to be filed or delivered, as required by Section 13(d) of the Securities Exchange Act of 1934, any number, as appropriate, or original and copies of the Securities and Exchange Commission Schedule 13G (“Schedule 13G”), any amendments thereto, and any agreement to file Schedule 13G jointly with any other reporting person, in respect of the shares of Credicorp Ltd. common stock par value US$5.00 per share, owned by the undersigned and generally to take such other actions and perform such other things necessary to effectuate the foregoing as fully in all respects as it could do if any of its representatives were personally present.

Signed as of the 11 day of February, 2019

URIGELER INTERNACIONAL S.A.

By:	/s/ Dionisio Romero Paoletti
Name:	Dionisio Romero Paoletti
Title:	Attorney-in-fact

By:	/s/ Luis Romero Belismelis
Name:	Luis Romero Belismelis
Title:	Attorney-in-fact